AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES FORMALIZES AGREEMENT WITH FEDERAL RESERVE

San Juan, Puerto Rico, October 6, 2009 –EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today announced that it has entered into a Written Agreement with the Federal Reserve Bank of New York effective on September 30, 2009.  Under the terms of the Written Agreement, EuroBancshares has agreed to take certain actions that are designed to maintain its financial soundness so that it may continue to serve as a source of strength to its subsidiary, Eurobank.  Among other things, the Written Agreement requires prior written approval related to the payment of dividends and distributions, incurrence of debt, and the purchase or redemption of stock.  In addition, the Written Agreement requires EuroBancshares to submit an acceptable capital plan and maintain regular reporting to the Federal Reserve during the term of the agreement.

Rafael Arrillaga-Torréns, Jr., President and Chief Executive Officer of EuroBancshares and Eurobank, commented, “Our agreement with the Federal Reserve is consistent with the steps that we have already taken, or are in the process of implementing, to address many of the challenges that we have encountered during the past year.  We continue our efforts to make strides during these difficult economic times and will continue to work within the framework of our Federal Reserve agreement to make further improvements to our financial condition over the next several quarters.”

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified bank holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and EuroSeguros, a wholly-owned insurance agency subsidiary of Eurobank.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.